                       RESTATED SHAREHOLDER SERVICES PLAN
                                 HIGHMARK FUNDS

      This Plan (the "Plan") constitutes the Restated Shareholder Services Plan of HighMark Funds, a Massachusetts business trust (the "Trust"). The Plan relates solely to the Fiduciary units of beneficial interest ("Fiduciary Shares") of the Trust's investment portfolios identified on Schedule A hereto and as such may be amended from time to time (individually, a "Fund").

      WHEREAS, it is desirable to enable the Trust to have flexibility in meeting the investment and shareholder servicing needs of its future investors: and

      NOW, THEREFORE, the Trust and SEI Investments Distribution Co. hereby agree as follows:

      SECTION 1. Any officer of the Trust is authorized to execute and deliver, in the name and on behalf of the Trust written agreements ("Servicing Agreements") with financial institutions which are shareholders of record or which have a servicing relationship ("Service Organizations") with the beneficial owners of a class of the Trust's shares of beneficial interest ("Shares") of one or more of the Funds. Such Servicing Agreements shall require the Service Organizations to provide support services as set forth therein and as described in the Trust's applicable Prospectuses to their customers who own of record or beneficially Shares in consideration for fee, computed daily and paid monthly in the manner set forth in the Servicing Agreements, at the annual rate of .25% of the average daily net asset value of Shares owned of record or beneficially by such customers. Any bank, trust company, thrift institution, broker-dealer (including SEI Investments Distribution Co., the Distributor) or other financial institution is eligible to become a Service Organization and to receive fees under this Plan. All expenses incurred by the Trust with respect to Shares of a particular Fund in connection with the Servicing Agreements and the implementation of this Plan shall be borne entirely by the holders of Shares of the Fund.

      SECTION 2. The Plan shall not take effect until it has been approved, together with any related agreements, by vote of a majority of the Trustees who are not "interested persons" of the Trust (as defined in the Investment Company Act of 1940) and who have no direct or indirect financial interest in the operation of this Plan (the "Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on the Plan or such Servicing Agreement, provided , however, that the Plan shall not be implemented for a particular Fund prior to the effective date of the post-effective amendment to the Trust's registration statement describing the Plan and its implementation with respect to that Fund.

      SECTION 3. This Plan shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided in Section 2 herein for the approval of this Plan.

      SECTION 4. Any person authorized to direct the disposition of monies paid or payable by a Fund pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

      SECTION 5. This Plan may be terminated with respect to a Fund at any time by vote of a majority of the Independent Trustees.

      SECTION 6. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

      A. That such agreement may be terminated at any time with respect to a Fund at any time, without payment of any penalty, by vote of a majority of the Independent Trustees on not more than 60 days' written notice; and

      B. That such agreement shall terminate automatically in the event of its assignment.

      SECTION 7. This Agreement will be construed in accordance with the laws of the Commonwealth of Massachusetts.

      SECTION 8. References to the "Trust" and the "Trustees" of the Trust refer respectively to the Trust created and the Trustees as trustees, but not individually or personally, acting from time to time under the Declaration of Trust of the Trust dated March 10, 1987, a copy of which is on file with the Secretary of the Commonwealth of Massachusetts and at the Trust's principal office. The obligations of the Trust entered into in the name or on behalf thereof by any of the Trustees, officers, representatives, or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives, or agents of the Trust personally. Further, any obligations of the Trust with respect to any one Fund shall not be binding upon any other Fund.

                                        HIGHMARK FUNDS

                                        BY: ___________________

                                        TITLE: _________________


                                        SEI INVESTMENTS DISTRIBUTION CO.

                                        BY: ________________________

                                        TITLE: ______________________
Adopted June 17, 1998.

             Schedule A to the Restated Shareholder Services Plan
                           between HighMark Funds and
                        SEI Investments Distribution Co.
                            Dated as of June 17, 1998


NAME OF FUND

Diversified Money Market Fund
U.S. Government Money Market Fund
100% U.S. Treasury Money Market Fund
California Tax-Free Money Market Fund
Income Equity Fund
Value Momentum Fund
Emerging Growth Fund
Intermediate-Term Bond Fund
Government Securities Fund
Convertible Securities Fund
Blue Chip Growth Fund
International Equity Fund
Bond Fund Balanced Fund
Growth Fund
California Intermediate Tax-Free Bond Fund
Small-Cap Value Fund




                              HIGHMARK FUNDS

                              By: _________________

                              Title: ________________


                              SEI INVESTMENTS DISTRIBUTION CO.

                              By: ____________________________

                              Title: ___________________________


                                       A-1